                                  EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

             For Each of the Five Years ending February 28 or 29,
                       (in thousands, except share data)

                           1996 (restated)     1995         1994         1993         1992
                          ----------------  -----------  -----------  -----------  -----------
Net Income                     $     8,497  $    16,740  $    11,802  $     7,617  $     7,141
                          ================  ===========  ===========  ===========  ===========

Weighted average shares
outstanding during the
year                           15,087,000    14,851,000   14,742,600   13,177,470   11,215,125

Net addition to shares
outstanding under the
treasury stock method
due to stock options
and restricted stock              350,054       389,898      315,021      206,130       43,407
                          ----------------  -----------  -----------  -----------  -----------

Shares outstanding used
in computing net income
per share                      15,437,054    15,240,898   15,057,621   13,383,600   11,258,532
                          ================  ===========  ===========  ===========  ===========


Net income per share          $      0.55   $      1.10  $      0.78  $      0.56  $      0.63
                          ================  ===========  ===========  ===========  ===========

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